CONSENT OF PROPOSED DIRECTOR

     Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form N-2 of OFS Credit Company, Inc., and in all subsequent amendments or supplements thereto, including the prospectus contained therein, as a nominee for director of OFS Credit Company, Inc., a Delaware corporation, and to all references to me in that capacity.

/s/ Wolfgang Schubert
Name: Wolfgang Schubert

Date: December 13, 2017